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                                                                     EXHIBIT 1.2


                        E-HOUSE (CHINA) HOLDINGS LIMITED

August __, 2007


Merrill Lynch, Pierce, Fenner & Smith
            Incorporated
Merrill Lynch World Headquarters
4 World Financial Center
New York, New York 10080


         Re: E-House (China) Holdings Limited Reserved Share Program

Ladies and Gentlemen:

     Reference is made to the Underwriting Agreement dated August _________, 2007 (the "Underwriting Agreement") among E-House (China) Holdings Limited (the "Company"), the Selling Shareholders listed in Schedule B to the Underwriting Agreement and the Underwriters listed in Schedule A to the Underwriting Agreement. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Underwriting Agreement.

     As part of the offerings contemplated by the Underwriting Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has agreed to reserve out of the ADSs set forth opposite its name on Schedule B to the Underwriting Agreement, up to ________ ADSs for sale to persons designated by the Company ("Invitees"), as set forth in the Prospectus under the heading "Underwriting" (the "Reserved Share Program"). The ADSs to be sold by Merrill Lynch pursuant to the Reserved Share Program (the "Reserved ADSs") will be sold by Merrill Lynch pursuant to the Underwriting Agreement at the public offering price. Any Reserved ADSs not orally confirmed for purchase by such Invitees by the end of the first business day after the date of the Underwriting Agreement will be offered directly to the public by Merrill Lynch as set forth in the Prospectus.

     In order to induce Merrill Lynch to conduct the Reserved Share Program, and in addition to and without limiting the representations, warranties, covenants and agreements of the Company contained in the Underwriting Agreement, the Company hereby agrees with Merrill Lynch as follows:

     1. The Company represents and warrants to Merrill Lynch that (i) the Registration Statement, the Prospectus and any preliminary prospectus comply, and any further amendments or supplements thereto will comply, in all material respects with any applicable laws or regulations of foreign jurisdictions in which the Registration Statement, Prospectus or any preliminary prospectus, as amended or supplemented, if applicable, are distributed in connection with the Reserved Share Program, and that (ii) no authorization, approval, consent, license, order, registration or qualification of or with any government, governmental instrumentality or court, other than such as have been
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obtained, is necessary under the securities laws and regulations of foreign jurisdictions in which the Reserved ADSs are offered or sold outside the United States in connection with the Reserved Share Program.

     2. The Company covenants with Merrill Lynch that the Company will comply with all applicable securities and other applicable laws, rules and regulations in each foreign jurisdiction in which the Reserved ADSs are offered or sold in connection with the Reserved Share Program.

     3. The Company will pay all costs and expenses of the Underwriters, including the fees and expenses of Merrill Lynch's counsel, in connection with matters related to the Reserved Share Program and all stamp duties, similar taxes or duties or other taxes, if any, incurred by the Underwriters in connection with the Reserved Share Program.

     4. In connection with the offer and sale of the Reserved ADSs, the Company agrees to indemnify and hold harmless Merrill Lynch, its affiliates and selling agents and each person, if any, who controls any of the foregoing within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act (collectively, the "Indemnified Parties"), from and against any and all loss, liability, claim, damage and expense (including, without limitation, any legal or other expenses reasonably incurred in connection with defending, investigating or settling any such action or claim), as incurred, (i) arising out of the violation of any applicable laws or regulations of foreign jurisdictions where Reserved ADSs have been offered; (ii) arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus wrapper or other material prepared by or with the consent of the Company for distribution to Invitees in connection with the offering of the Reserved ADSs or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) caused by the failure of any Invitee to pay for and accept delivery of Reserved ADSs which have been orally confirmed for purchase by any Invitee by the end of the first business day after the date of the Agreement; or (iv) related to, or arising out of or in connection with, the offering of the Reserved ADSs; provided that no indemnity shall be available under this paragraph 4 to any Indemnified Party if such loss, liability, claim, damage or expense shall have been finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Party.

     5. The Company has not offered, or caused the Representatives to offer, Reserved ADSs to any person with the specific intent to unlawfully influence (i) a customer or supplier of the Company or any of its affiliates to alter the customer's or supplier's level or type of business with any such entity or (ii) a trade journalist or publication to write or publish favorable information about the Company or any of its affiliates, or their respective businesses or products.
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     6. This Agreement is for the benefit of Merrill Lynch and each of the
Underwriters and is enforceable to the same extent as if fully set forth in the Underwriting Agreement.

     7. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE.

     8. This Agreement may be executed in one or more counterparts and, when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.




                                                   Very truly yours,

                                                   E-HOUSE (CHINA) HOLDINGS
                                                   LIMITED


                                                   By: _________________________
                                                       Name:
                                                       Title:


Accepted as of the date hereof:


Merrill Lynch, Pierce, Fenner & Smith
            Incorporated


By:  __________________________
     Name:
     Title: